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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*




                          AMERICAN MEDSERVE CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   027448 10 9
                          ----------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with the statement. / / (A fee is not required only if the filing person: (1) Has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 Pages

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CUSIP No. 027448 10 9                   13G                 PAGE 2 OF 9 PAGES

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                      (b) /X/


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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION
                                        DELAWARE


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    NUMBER OF     5    SOLE VOTING POWER
                                        4,215,527
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY    6    SHARED VOTING POWER
                                        0
    OWNED BY
               ----------------------------------------------------------------
      EACH        7    SOLE DISPOSITIVE POWER
                                        4,215,527
   REPORTING
               ----------------------------------------------------------------
     PERSON       8    SHARED DISPOSITIVE POWER
                                        0
      WITH
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,215,527

-------------------------------------------------------------------------------
10 CHECK  BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
   SHARES*                                                            / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         35.13%


-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

         PN


-------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. 027448 10 9                   13G                 PAGE 3 OF 9 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                              GTCR IV, L.P.


-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                      (b) /X/


-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
                                        DELAWARE


-------------------------------------------------------------------------------
    NUMBER OF     5    SOLE VOTING POWER
                                        0
     SHARES
               ----------------------------------------------------------------
  BENEFICIALLY    6    SHARED VOTING POWER
                                        4,215,527
    OWNED BY
               ----------------------------------------------------------------
      EACH        7    SOLE DISPOSITIVE POWER
                                        0
    REPORTING
               ----------------------------------------------------------------
     PERSON       8    SHARED DISPOSITIVE POWER
                                        4,215,527
      WITH
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,215,527


-------------------------------------------------------------------------------
10 CHECK  BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
   SHARES*                                                                / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         35.13%


-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

         PN


-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 027448 10 9                   13G                 PAGE 4 OF 9 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              GOLDER, THOMA, CRESSEY, RAUNER, INC.

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                      (b) /X/


-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
                                        DELAWARE


-------------------------------------------------------------------------------
    NUMBER OF     5    SOLE VOTING POWER
                                        0
     SHARES
               -----------------------------------------------------------------
  BENEFICIALLY    6    SHARED VOTING POWER
                                        4,215,527
    OWNED BY
               ----------------------------------------------------------------
      EACH        7    SOLE DISPOSITIVE POWER
                                        0
    REPORTING
               ----------------------------------------------------------------
     PERSON       8    SHARED DISPOSITIVE POWER
                                        4,215,527
      WITH
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,215,527


-------------------------------------------------------------------------------
10 CHECK  BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
   SHARES*                                                                / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         35.13%


-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

         CO

-------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. 027448 10 9                   13G                 PAGE 5 OF 9 PAGES


ITEM 1.

     (a)  Name of issuer:
               American Medserve Corporation

     (b)  Address of issuer's principal executive offices:
               184 Shuman Blvd., Suite 200
               Naperville, Illinois  60563


ITEM 2.

          (a) Name of person filing: This statement is filed jointly by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission (the "SEC") under
               Section 13 of the Securities Act of 1934, as amended (the "Act"):
               (i) Golder, Thoma, Cressey, Rauner Fund IV, L.P. (the "Fund"), by virtue of its direct beneficial ownership of Common Stock,
               (ii) GTCR IV, L.P. ("GTCR IV"), by virtue of it being the general partner of the Fund, and (iii) Golder, Thoma, Cressey, Rauner, Inc. ("GTCR Inc."), by virtue of it being the general partner of GTCR IV. The Fund, GTCR IV and GTCR Inc. are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."
               Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information by another Reporting Person. By their signature on this statement, each of the Reporting Persons agrees that this statement is filed on behalf of such Reporting Person.
               The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.
          (b)  Address or principal business office or, if none, residence:
               6100 Sears Tower, Chicago, Illinois 60606.
          (c) Citizenship: Each of the Reporting Persons is organized under the laws of Delaware.
          (d)  Title of Class of Securities:  Common Stock
          (e)  CUSIP No.:  027448 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.

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CUSIP No. 027448 10 9                   13G                 PAGE 6 OF 9 PAGES

ITEM 4.   OWNERSHIP

          (a) Amount beneficially owned: The Fund is the direct beneficial owner of 4,215,527 shares. By virtue of the relationship between the Fund and GTCR IV described in Item 2, GTCR IV may be deemed to possess indirect beneficial ownership of the shares of Common Stock owned by the Fund, and by virtue of the relationship between the Fund, GTCR IV and GTCR Inc. described in Item 2, GTCR Inc. may be deemed to possess indirect beneficial ownership of the shares of Common Stock owned by the Fund. The filing of this statement by GTCR IV and GTCR Inc. shall not be construed as an admission that either GTCR IV or GTCR Inc. is for purposes of
               Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.
          (b)  Percent of class:  35.13% of shares described in Item 4(a)
          (c)  Number of shares as to which such person has:
               (i) Sole power to vote or to direct the vote: The Fund has the sole power to vote or direct the vote of the 4,215,527 shares.
               By virtue of the relationship between the Fund and GTCR IV described in Item 2, GTCR IV may be deemed to indirectly share the power to vote or direct the vote of the shares of Common Stock owned by the Fund. By virtue of the relationship among the Fund, GTCR IV and GTCR Inc. described in Item 2, GTCR Inc. may be deemed to indirectly share the power to vote or direct the vote of the shares of Common Stock owned by the Fund. The filing of this statement by GTCR IV and GTCR Inc. shall not be construed as an admission that either GTCR IV or GTCR Inc. is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.
               (ii) Shared power to vote or to direct the vote:  See Item
               4(c)(i)
               (iii) Sole power to dispose or to direct the disposition: The Fund has the sole power to dispose or direct the disposition of the 4,215,527 shares. By virtue of the relationship between the Fund and GTCR IV described in Item 2, GTCR may be deemed to indirectly share the power to dispose or direct the disposition of the shares of Common Stock owned by the Fund. By virtue of the relationship among the Fund, GTCR IV and GTCR Inc. described in Item 2, GTCR Inc. may be deemed to indirectly share the power to dispose or direct the disposition of the shares of Common Stock owned by the Fund. The filing of this statement by GTCR IV and GTCR Inc. shall not be construed as an admission that either GTCR IV or GTCR Inc. is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.
               (iv) Shared power to dispose or to direct the disposition:  See
               Item 4(c)(iii)

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CUSIP No. 027448 10 9                   13G                 PAGE 7 OF 9 PAGES


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.


ITEM 10.  CERTIFICATION

     Not Applicable.


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CUSIP No. 027448 10 9                   13G                 PAGE 8 OF 9 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             JANUARY 14, 1997
                                        --------------------------
                                                  Date


                              GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                              By:  GTCR IV, L.P., its General Partner

                              By:  GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                   its General Partner


                              By:  /s/ Bryan C. Cressey
                                   _____________________________________
                                   Name: Bryan C. Cressey
                                   Title: Principal


                              GTCR IV, L.P.

                              By:  GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                   its General Partner



                              By:  /s/ Bryan C. Cressey
                                   _____________________________________
                                   Name: Bryan C. Cressey
                                   Title: Principal


                              GOLDER, THOMA, CRESSEY, RAUNER, INC.,


                              By:  /s/ Bryan C. Cressey
                                   _____________________________________
                                   Name: Bryan C. Cressey
                                   Title: Principal

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CUSIP No. 027448 10 9                   13G                 PAGE 9 OF 9 PAGES


                    AGREEMENT RE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agrees as follows:

     (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

     (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:    January 14, 1997

                              GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                              By:  GTCR IV, L.P., its General Partner

                              By: GOLDER, THOMA, CRESSEY, RAUNER, INC., its General Partner

                              By:  /s/ Bryan C. Cressey
                                   __________________________________________
                                   Name: Bryan C. Cressey
                                   Title: Principal


                              GTCR IV, L.P.

                              By: GOLDER, THOMA, CRESSEY, RAUNER, INC., its General Partner

                              By:  /s/ Bryan C. Cressey
                                   __________________________________________
                                   Name: Bryan C. Cressey
                                   Title: Principal


                              GOLDER, THOMA, CRESSEY, RAUNER, INC.,

                              By:  /s/ Bryan C. Cressey
                                   _________________________________________
                                   Name: Bryan C. Cressey
                                   Title: Principal